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                                                                     EXHIBIT 7.8


                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") dated as of May 26, 2000, is by and between the investors that are signatories hereto (each an "Investor" and collectively, the "Investors") and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

                                    RECITALS

     A. The Wiser Oil Company, a Delaware corporation ("Wiser"), and WIC have entered into an Amended and Restated Stock Purchase Agreement (the "Stock Purchase Agreement") dated December 13, 1999, pursuant to which Wiser has agreed to sell and WIC has agreed to purchase not less than 600,000 and not more than 1,000,000 shares of Wiser's Series C Cumulative Convertible Preferred Stock (the "Preferred Shares").


     B. Pursuant to Section 9.12(c) of the Stock Purchase Agreement, Wiser and WIC have agreed that, with the prior written consent of the Company, WIC may assign its rights with respect to a portion of the Preferred Shares (which assignment shall include an assignment of a corresponding part of WIC's rights, interests and obligations, including WIC's representations and warranties) to not more than eight accredited investors, provided that each investor expressly agrees to assume such rights, interests and obligations.


     C. The Investors, Wiser and WIC have entered into (i) an Adoption Agreement (the "Adoption Agreement"), dated as of the date hereof, whereby the Investors have agreed to expressly assume part of the rights, interests and obligations of WIC under the Stock Purchase Agreement and (ii) a Stockholder Agreement (the "Stockholder Agreement"), dated as of the date hereof.


     D. In consideration of WIC's agreement to assign its rights to the Investors with respect to a portion of the Preferred Shares, the Investors have agreed to vote the Preferred Shares (subject to the limitations provided for in Section 1.2 hereof) in favor of any proposals recommended by WIC that are submitted to a vote of the stockholders of Wiser.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

     1.   Agreement.

          1.1 Revocation of Previous Voting Agreements. The rights granted under this Agreement shall revoke any other voting rights granted by the Investors at any time with respect to

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the Preferred Shares and no subsequent proxies will be given by the Investors with respect to the Preferred Shares while this Agreement is in effect.

          1.2 Agreement to Vote in Favor of Proposals Recommended by WIC. At any meeting of Wiser's stockholders, the Investors agree to vote the Preferred Shares in favor of any proposals recommended by WIC; provided, however, that the Investors shall not be obligated to vote the Preferred Shares in accordance with this Agreement, and may cast a vote in their sole discretion, with respect to the merger, consolidation, reorganization, bankruptcy, liquidation, recapitalization or sale of substantially all of the assets of Wiser, such matters being collectively referred to herein as the "Excluded Matters."

          1.3 Nomination of Director. For so long as Investor holds at least 350,000 Preferred Shares, Investor shall be entitled to nominate one Purchaser Designee (as defined in Section 2.1 the Stockholder Agreement) to serve on the Board of Directors of Wiser; provided, however, that Investor shall have no rights under this Section 1.3 for so long as George K. Hickox, Jr. serves on the Board of Directors of Wiser.

          1.4 Demand Registration Rights. WIC agrees, upon written notice from any Investor holding at least 350,000 Preferred Shares, to effect that Investor's demand registration rights pursuant to Section 3.1 of the Stockholders Agreement, subject to the restrictions contained in that agreement.

     2. Proxy with Respect to Preferred Shares. Except with respect to the Excluded Matters, each Investor hereby irrevocably appoints WIC as its attorney-in-fact and proxy, with full power of substitution, to attend any and all meetings of the stockholders of Wiser and any adjournments thereof, to execute any and all written consents of stockholders of Wiser, to vote in such manner as such attorney and proxy or its substitute shall, in its sole discretion, deem proper, and otherwise act with respect to all of the Preferred Shares that each Investor is entitled to vote at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of Wiser. If subsequent to the date hereof the Investors are entitled to vote the Preferred Shares on any matters, other than the Excluded Matters, the Investors shall take all actions necessary to vote the Preferred Shares pursuant to instructions received from WIC on any of such matters.

     3. Representations and Warranties of Investors. Each Investor represents and warrants to WIC as follows:

          3.1 Power; Binding Agreement. Each Investor has the full legal right, power and authority to enter into and perform all of such Investor's obligations under this Agreement. The execution and delivery of this Agreement by each Investor has been authorized by such Investor and will not violate any other agreement to which such Investor is a party, including without limitation, any voting agreement, stockholders' agreement, voting trust or proxy. This Agreement has been duly executed and delivered by each Investor and constitutes a legal, valid and binding agreement of each

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Investor, enforceable in accordance with its terms. Neither the execution nor delivery of this Agreement nor the consummation by the Investors of the transactions contemplated hereby will (i) require any consent or approval of or filing with any governmental or other regulatory body, except for any necessary filings under the Securities Exchange Act of 1934, as amended, or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the Investors are a party or by which the Investors are bound.

          3.2 Absence of Certain Agreements. Other than the transactions contemplated by the Stock Purchase Agreement, the Investors are not a party to or bound by any agreement, letter of intent or similar agreement (whether written or oral) with any party other than WIC or Wiser whereby the Investors have agreed to support, directly or indirectly, any proposal or offer (whether or not in writing and whether or not delivered to the stockholders of Wiser generally) for a merger or other business combination involving Wiser or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of Wiser.

     4.   Termination.  This Agreement (other than Section 1.3, Section 1.4 and
Section 5) shall terminate on the earliest of:

     (a) the date on which WIC and the Investors mutually consent to terminate this Agreement in writing;

     (b) the date on which WIC reduces its ownership in Wiser by more than 50% of WIC's initial investment in Wiser; or

     (c)  five years from the date hereof.

     5. Expenses. Each party hereto will pay all of its expenses in connection with the preparation, execution and performance of this Agreement.

     6.   Certain Covenants of Investors.

          6.1 Limitations on Transfer of the Preferred Shares. With respect to any proposed transfers of the Preferred Shares, the Investors agree to comply with the provisions of Article IV of the Stockholder Agreement.

          6.2 No Action Without Written Consent of WIC. Investors agree, while this Agreement is in effect, that they will not vote at a meeting of the stockholders of Wiser or take any action by written consent of stockholders in lieu of such a meeting on any matter, other than the Excluded Matters, that is subject to this Agreement without the prior written consent of WIC.

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          6.3  Notices.  All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given when received by delivery in person, by telecopy or by certified mail, postage prepaid, or by an overnight courier service, addressed as follows:

          If to WIC:

               Wiser Investment Company, LLC
               1629 Locust Street
               Philadelphia, PA 19103
               Attention: George K. Hickox, Jr.
               Telecopy: (215) 546-6595

               with copies to:

               Andrews & Kurth L.L.P.
               600 Travis, Suite 4200
               Houston, Texas 77002
               Attention: David P. Oelman
               Telecopy: (713) 238-7242

          If to Investors:

               Attention:
               Telecopy:

               with copies to:



               Attention:
               Telecopy:



     7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by the party against whom such modification, amendment, alteration or supplement is sought to be enforced.

     8. Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor

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any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, except in accordance with Article IV of the Stockholder Agreement. This provision shall not apply to any underlying common shares that have been issued upon the conversion of the Preferred Shares and (i) the sale of which has been registered pursuant to the Securities Act of 1933 and which shares have been sold pursuant to such registration, or (ii) which have been sold to the public pursuant to Rule 144 under the Securities Act of 1933.

     9. Governing Law. This Agreement, and all matters relating hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws or choice of laws thereof.

     10. Specific Performance; Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and such aggrieved party may take any such actions without the necessity of posting a bond. By seeking or obtaining such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable such provision shall be interpreted to be only so broad as is enforceable.

     13. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be reasonably necessary or desirable to carry out the provisions of this Agreement.

     14. Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.



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     IN WITNESS WHEREOF, WIC and Investors have each executed or caused this
Agreement to be executed by its duly authorized officer as of the date and year first above written.



                              WISER INVESTMENT COMPANY, LLC



                              By: /s/ George K. Hickox, Jr.
                                 ---------------------------------
                              Name:  George K. Hickox, Jr.
                              Title: Manager



                              INVESTORS

                              DIMELING, SCHREIBER AND PARK


                              /s/ Steven G. Park
                              ------------------------------------
                              Name:  Steven G. Park
                              Title: Partner

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